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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
February 9, 2000

Contact: John Breed
         (713) 209-8835

             COOPER INDUSTRIES RAISES ANNUAL DIVIDEND 6 PERCENT AND
               ANNOUNCES 5 MILLION SHARE STOCK REPURCHASE PROGRAM

HOUSTON, Feb. 9 -- The board of directors of Cooper Industries, Inc. (NYSE:CBE) announced today that it has increased the annual dividend rate on the Company's common stock by 8 cents per share to $1.40, or 35 cents per quarter. This represents a 6 percent increase over the prior quarterly dividend of 33 cents per share. The board declared that the first quarterly dividend at the new rate will be payable on April 3, 2000, to shareholders of record on March 1, 2000.

         Cooper also announced today that its board of directors has authorized the repurchase of up to 5 million shares of Cooper common stock, slightly more than 5 percent of the Company's outstanding shares.

         "Our solid 1999 performance caps a strong five-year trend of continued increases in earnings per share," said H. John Riley, Jr., chairman, president and chief executive officer. "The strategic actions that we have taken to reshape our financial and operating structure have considerably strengthened the Company and positioned Cooper for continued growth. Our shareholders should profit from these achievements.

         "Consequently, we believe it is appropriate to immediately increase the return for Cooper shareholders by raising our dividend," added Riley. "In addition, we believe that Cooper Industries' stock represents an excellent investment opportunity, given the fundamental strength and earning power of our businesses."

         Cooper intends to repurchase its stock from time to time in open market transactions subject to applicable New York Stock Exchange and Securities and Exchange Commission rules. The repurchase program is effective immediately and has no set termination date.

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                                    -more-
COOPER INDUSTRIES, INC.                                                  PAGE 2


         Cooper Industries, with 1999 revenues of $3.9 billion, is a worldwide manufacturer of electrical products, tools and hardware. Cooper Industries is headquartered in Houston, Texas, and employs more than 30,000 people at over 100 locations around the world. Additional information about Cooper is available on the Company's Internet site: www.cooperindustries.com.

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